True Leaf Provides Update on Filing of Year End 2020 and First Quarter 2021 Financial Statements

Vernon, BC - August 28, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("True Leaf" or the "Company") is providing an update on the status of the filing of its operating and financial results for the fiscal year ended March 31, 2020, accompanying management's discussion and analysis, and related CEO and CFO certifications (collectively "Annual Filings"). At the same time, the Company is providing an update on the status of the filing of its operating and financial results for the first quarter ended June 30, 2020, accompanying management's discussion and analysis, and related CEO and CFO certifications (collectively "Interim Filings").

Further to its news release on July 21, 2020, the Company will continue to rely on BC Instrument 51-517 issued by the British Columbia Securities Commission ("BCSC"), which provides up to a 45-day extension for certain periodic filings normally required to be made by reporting issuers during the period from June 2, 2020 to August 31, 2020. The Company estimates that it will file the Annual Filings on or before September 12, 2020, and the Interim Filings on or before October 13, 2020.

The following material business developments of True Leaf have occurred since the Company's last update on July 21, 2020:

  On August 5, 2020, True Leaf announced that it obtained Orders from the Supreme Court of British Columbia extending the stay of proceedings in the Companies' restructuring proceedings under the Bankruptcy and Insolvency Act (Canada). The stay of proceedings has been extended to September 15, 2020.

  On August 19, 2020, True Leaf announced that, as part of the sales process approved by Order of the British Columbia Supreme Court made on May 13, 2020, True Leaf Pet Inc. ("TLP") has entered into a purchase and sale agreement dated August 11, 2020, with 4033001 and Hemp Technology Inc. for the sale of substantially all of the assets of TLP.

In connection with utilizing the temporary relief and extensions for issuers provided by the BCSC, True Leaf confirms that its management and other insiders are subject to an insider trading black-out policy that reflects the principles in Section 9 of National Policy 11-207 - Failure-to-File Cease Trade Orders and Revocations in Multiple Jurisdictions.

About True Leaf

True Leaf Brands Inc. is a wellness company for both people and their pets.

True Leaf Cannabis Inc., a division of True Leaf Brands Inc., is a Licensed Producer and owns True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis, as well as general industrial use, in Lumby, British Columbia.

True Leaf Pet Inc., also a division of True Leaf Brands Inc., is a global pet care company offering plant-focused wellness products that improve the quality of life for companion animals. The company is guided by its mission to "Return the Love" which was inspired by the unconditional love that pets give us every day.

www.trueleaf.com

Investor Contact:

Allen Fujimoto

Interim CEO and Chief Restructuring Officer

allen@trueleaf.com

778-475-5323 x301

Media Inquiries: media@trueleaf.com

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements regarding the estimated dates by which the Company will file the Annual Filings and the Interim Filings. The statements are dependent on a number of uncertainties and risks factors, which include, but are not limited to risks that the COVID-19 pandemic and associated consequences will result in additional delays in the preparation of the Company's Annual Filings and Interim Filings and other factors beyond the Company's control. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, the Company assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.